As filed with the Securities and Exchange Commission on August 23, 2011

Registration No. ____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SILVER FALCON MINING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-1266967
(State of Incorporation)	(IRS Employer ID No.)

2520 Manatee Avenue West, Suite 200

Bradenton, Florida 34205

 (941) 761-7819

 (Address and Telephone Number of Principal Executive Offices)

2011 Employee, Consultant and Advisor Stock Compensation Plan

(Full title of the plan)

Pierre Quilliam, Chief Executive Officer

Silver Falcon Mining, Inc.

2520 Manatee Avenue West, Suite 200

Bradenton, Florida 34205

(941) 761-7819

(Name and address of agent for service)

COPIES TO:

Robert J. Mottern, Esq.

Investment Law Group of Gillett, Mottern & Walker, LLP

1230 Peachtree Street, N.E., Suite 2445

Atlanta, Georgia 30309

Telephone: (404) 607-6933

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share (1)	40,000,000	$0.098	$3,920,000	$455.12

(1) Consists of an aggregate of 40,000,000 shares of Common Stock, par value $0.0001 per share, authorized under the Silver Falcon Mining 2011 Employee, Consultant and Advisor Stock Compensation Plan.  Pursuant to Rule 457(h), the offering price is calculated solely for purposes of calculating the registration fee based on the closing bid price of the Common Stock as reported on the OTC Bulletin Board on August 18, 2011.

(2) Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock.

PART I

ITEM I.

Plan Information.

Not required to be filed with this Registration Statement.

ITEM 2.

Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.

Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

(a)

Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended;

(b)

Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

(c)

Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011;

(d)

All other reports, if any, filed by the Registrant pursuant to Section 13(a) of the Securities Exchange Act of 1934 since the end of the fiscal year ended December 31, 2010.

From the date of filing of such documents, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and before the filing of a post-effective amendment to this Registration Statement that indicates that all securities covered by the Registration Statement have been sold or that deregisters all securities covered by the Registration Statement then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.

Description of Securities.

The Common Stock to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5.

Interests of Named Experts and Counsel.

Counsel for the Registrant, Investment Law Group of Gillett, Mottern & Walker, LLP has rendered an opinion to the effect that the Common Stock offered hereby, if and when issued in accordance with the Plans, will have been validly issued, fully paid, and nonassessable.  Robert J. Mottern is a member of Investment Law Group of Gillett, Mottern & Walker, LLP and may be offered shares of Common Stock registered under this Registration Statement.

ITEM 6.

Indemnification of Directors and Officers.

Under the Delaware General Corporation Law, a Delaware corporation may indemnify officers, directors and other corporate agents under certain circumstances and subject to certain limitations.  Under Article Ten of our Certificate of Incorporation, we are required to indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, any and all persons whom it has the power to indemnify under Section 145, which generally includes any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of ours or, while a director or officer of ours, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.  The indemnification provided by our Certificate of Incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Article Nine of our Certificate of Incorporation limits the personal liability of our directors to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law, the Registrant's Certificate of Incorporation, the Registrant's By-Laws or any indemnification agreements of the Registrant with its directors and officers, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.

Exemption from Registration Claimed.

Not applicable.

ITEM 8.

Exhibit.

Exhibit No.	Exhibit
5	Opinion re: Legality.
10.1	2011 Employee, Consultant and Advisor Stock Compensation Plan.
10.2	Form on Stock Payment Agreement.
23.1	Consent of W.T. Uniack & Co. CPA’s P.C. to the use of its opinion included in the Annual Report of the Registrant on Form 10-K for the fiscal years ended December 31, 2009 and 2010.
23.2	Consent of Investment Law Group of Gillett, Mottern & Walker, LLP to the filing of its opinion with respect to the legality of the securities being registered hereby (included in Exhibit No. 5).

ITEM 9.

Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement  relating to the securities offered therein, and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the  question whether such indemnification by it is against public policy as  expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bradenton, State of Florida, on August 19, 2011.

SILVER FALCON MINING, INC.
Date: August 19, 2011	/s/ Pierre Quilliam
By: Pierre Quilliam, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pierre Quilliam Pierre Quilliam	Chief Executive Officer and Director (Principal Executive Officer)	August 19, 2011
/s/ Thomas Ridenour Thomas Ridenour	Chief Financial Officer (Principal Financial and Accounting Officer)	August 19, 2011
/s/ Denise Quilliam Denise Quilliam	Secretary and Director	August 19, 2011
/s/ Christian Quilliam Christian Quilliam	Chief Operating Officer and Director	August 19, 2011
/s/ Lewis Georges Lewis Georges	Director	August 19, 2011

/s/ David J. Bommarito David J. Bommarito	Director	August 19, 2011
/s/ D. Roger Scammell D. Roger Scammell	President and Director	August 19, 2011
Allan Breitkreuz	Executive Vice President and Director	August _, 2011